Filed with the Securities and Exchange Commission on August 12, 1998.

                           Registration No. 333-57173


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3/A


                                 AMENDMENT NO. 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  X-CEED, INC.
             (Exact name of registrant as specified in its charter)

                  488 Madison Avenue, New York, New York 10022
                                 (212) 753-5511
   (Address and telephone number of registrant's principal executive offices)


         Delaware                        3398                     13-3006788
(State or other jurisdiction     (Standard Industrial            (IRS Employer
       of incorporation)          Classification Code)            I.D. Number)


                             Werner Haase, President
                                  X-ceed, Inc.
                  488 Madison Avenue, New York, New York 10022
                                 (212) 753-5511
            (Name, address and telephone number of agent for service)

         Copies of all              Richard J. Blumberg, Esq.
         communications to:         McLaughlin & Stern, LLP
                                    260 Madison Avenue
                                    New York, New York  10016
                                    (212) 448-1100

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

         Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement depending on market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__] ___

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__] ___


                         Calculation of Registration Fee

  Title of each class                                    Proposed            Proposed maximum
  of securities to be          Amount to be          maximum offering       aggregate offering           Amount of
      registered                registered            price per unit               price              registration fee

   Common Stock par           100,000 shares              $4.156                $415,600.00             $122.60 (1)
         value
    $.01 per share

         (1) Estimated for purposes of this filing pursuant to Rule 457(c) at $4.156 per share based upon the average of the bid and asked prices of $4.125 and $4.187, respectively, on June 16, 1998.

PROSPECTUS


                                  X-CEED, INC.

            100,000 Shares of Common Stock, Par Value $.01 per Share.


                  This Prospectus relates to 100,000 shares of Common Stock of X-ceed, Inc. (the "Company"), par value $.01 per share (the "Shares"), which may be offered from time to time by the Selling Shareholders. See "Selling Shareholders." This Prospectus does not relate to the sale or issuance by the Company of any securities. Any Securities which are offered will be offered for the account of the Selling Shareholders, who will acquire the securities upon the exercise of options which are owned by the Selling Shareholders. The Company will receive the proceeds from the exercise of options payable by the Selling Shareholders upon the exercise of options. However, the Company will not receive any proceeds from the sale of the Securities by the Selling Shareholders. The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of the Shares, that the Shares will be sold by the Selling Shareholders from time to time on the NASDAQ SmallCap Market at the then prevailing price and in private transactions at negotiated prices and that usual and customary brokerage fees, if any, will be paid by the Selling Shareholders in connection therewith.

                  The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "XCED." The closing bid quotation for the Common Stock was $4.125 on June 16, 1998.

                             ----------------------


                  AN INVESTMENT IN THESE SECURITIES INVOLVES A
                   HIGH DEGREE OF RISK. (See "Risk Factors.")


                             ----------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is _________, 1998.

                              AVAILABLE INFORMATION

                  The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and information with the securities and exchange Commission (the "Commission"). Such reports may be inspected at the public reference facilities at the Commission at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; Seven World Trade Center, 13th Floor, New York, NY 10048; Suite 500, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648. Copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed dates.

                                -----------------

                  The Company has continued and will continue to furnish its security holders with annual reports containing audited financial statements at the end of each fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements.

THE FOLLOWING LEGEND WILL APPEAR IN RED INK ON THE FRONT PAGE OF THIS PROSPECTUS IN THE EVENT THAT THE PROSPECTUS IS CIRCULATED PRIOR TO BEING DECLARED EFFECTIVE BY THE COMMISSION:

         "The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of any offer to buy, nor shall there be any sale of these securities in any state in which such offers, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state."

                  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the securities offered hereby. This Prospectus is filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and other documents incorporated therein by reference. Copies of the Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

                           FORWARD-LOOKING STATEMENTS

                  All statements other than statements of historical fact included in this Prospectus regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under "Risk Factors," including but not limited to, competitive factors and pricing pressures, loss of major customers, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf are expressly qualified in their entirety by this paragraph.

                               PROSPECTUS SUMMARY

                  The following summary information does not purport to be complete and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus or in documents incorporated by reference. Each prospective investor is urged to read this Prospectus in its entirety.

                                   THE COMPANY

                  The Company was originally incorporated under the name Trilling Resources, Ltd. It changed its name to Trilling Medical Technologies, Inc. in September 1987 and subsequently to Water-Jel Technologies, Inc. in July 1991. On February 20, 1998, shareholders approved a name change to X-ceed, Inc. and also approved a change in the Company's state of incorporation from New York to Delaware. The Company's executive offices are located at 488 Madison Avenue, New York, NY 10022 and its telephone number is (212) 753-5511.

                  Since the inception of the Company until 1996, the Company was primarily engaged in the development, manufacture and marketing of emergency first aid products for industry and on a limited basis for the consumer marketplace.

                  In July 1996, the Company acquired all of the outstanding stock of Journeycraft, Inc., a company engaged through its X-ceed Performance Group division in providing services to corporations in the field of performance improvement and corporate communications and through its Journeycraft Travel Management division in providing travel management to corporate clients. The Company also acquired all of the outstanding stock of TheraCom Integrated Medical Communications, Inc. ("TheraCom"), which is engaged in training and communications in the health care industry as well as the marketing of innovative products for patient education, especially in the women's health care field.

                  As the Company is presently constituted, the Water-Jel First Aid division manufactures and markets a proprietary line of first aid products for burns and a line of generic creams and ointments. The proprietary line of first aid products for burns consists of fire blankets, burn dressings and topical creams which are marketed to the industrial as well as, on a limited basis, the consumer marketplaces. The division's generic creams and ointment product line consists of hydrocortisone cream, triple antibiotic ointment, first aid cream, antiseptic gel and a hand and body lotion which are marketed under the WJ brand. The division also provides private label packing of its creams and ointment products to some of its customers. For the fiscal year ended August 31, 1997, the Water-Jel division's revenues accounted for approximately 8% of the Company's total revenues.


                  The X-ceed Performance Group ("X-ceed Performance Group") assists corporate clients in establishing performance improvement programs such as sales programs and other marketing and promotional performance programs. This division derives its revenues from service fees charged the client for establishing a performance improvement program and fees for monitoring the programs, as well as mark-ups on the services and merchandise provided as awards. For the fiscal year ended August 31, 1997, X-ceed Performance Group accounted for approximately 59% of the Company's total revenues. Approximately 66% of the revenues were derived from two clients, Pfizer, Inc. and MCI Communications, Inc. A loss of either of these clients' business or a reduction in fees could have a material effect on the Company's revenues in the future. See "Risk Factors."


                  The Journeycorp division provides comprehensive travel services primarily for business travel, which includes trip planning, reservations, ticketing and other incidental services. This division also acts as a consultant regarding corporate travel policies and travel budgeting. The division derives its revenues from fees and commissions generated from travel bookings and from hotels, car rental companies and other travel suppliers. Revenues are also derived from travel consulting fees charged to selected accounts. At the present time, the airlines are shifting away from paying travel agents fees, and as a result, this division is reorienting its customer relationships towards fee-based travel management. However, there can be no assurance that the division will be successful. (See "Risk Factors.") For the fiscal year ended August 31, 1997, Journeycorp accounted for approximately 17% of the Company's total revenues.

                  The TheraCom Communications subsidiary provides integrated training, communication and data to the healthcare industry. In this regard, TheraCom provides all services necessary to organize meetings to assist major pharmaceutical companies in providing healthcare professionals with current medical information. TheraCom locates speakers and provides publicity and travel arrangements. In addition, TheraCom has expanded its operations to include direct patient education by pharmaceutical companies. For the year ended August 31, 1997, TheraCom's revenues accounted for approximately 14.5% of the Company's total revenues. These revenues were derived from one customer, Pfizer, Inc. ("Pfizer"). A loss of Pfizer or a reduction in services required by Pfizer could have a material effect on the Company. (See "Risk Factors.")

                             SELECTED FINANCIAL DATA

                  The selected financial data presented below for the Company's statements of operations for the years ended August 31, 1996 and 1997 and the balance sheet data of August 31, 1997 are derived from the Company's financial statements which have been audited by Holtz Rubenstein & Co., LLP, independent public accountants, and which are incorporated by reference. The statement of operations data for the nine months ended May 31, 1997 and 1998 and the balance sheet data at May 31, 1998 are derived from unaudited financial statements which are incorporated by reference. Management believes that all adjustments necessary for a fair presentation have been made in such interim periods. However, the results of operations for the most recent interim period are not necessarily indicative of the Company's financial results for the entire current fiscal year.

Statement of Operations Data
                                                                                    Nine Months Ended
                                             Year Ended August 31,                      May 31,
                                              1996           1997                1997               1998

Net sales                                $54,863,574        $62,885,464      $45,406,465       $44,347,737
Operating income                           1,219,044          3,924,206        3,071,031         2,016,728
Net income                                   632,315          1,876,620        1,624,851         1,288,998

 Net income per
  common share (1)
    -Basic                                      $.09               $.27             $.23              $.18
    -Diluted                                    $.09               $.26             $.22              $.16

 Weighted average
  number of shares
   outstanding (1)
    -Basic                                 7,001,295          7,023,770        7,021,145         7,279,691
    -Diluted                               7,394,012          7,339,625        7,256,262         7,865,096


Balance Sheet Data
 Working capital                        $  7,964,147        $10,042,076     $  8,750,912       $16,141,855
 Total assets                             17,383,178         18,800,080       22,498,212        33,124,330
 Long-term debt                               90,700             51,500           61,300            22,100
 Cash dividends                               -                  -                -                 -

---------------------------

(1) Net Income per common share and weighted average number of shares outstanding data for periods prior to December 31, 1997 have been retroactively restated to reflect computation under Financial Accounting Standards Board Statement No. 128 "Earnings Per Share".

                                  THE OFFERING

Common Stock -                         100,000  shares  of Common  Stock
                                       underlying   100,000  options  previously
                                       granted to the Selling Shareholders. The options permit the holder thereof to purchase one share of Common Stock for each option at an exercise price of $1.52 per share.

                                       All expenses relating to the registration
                                       of   these   securities,   estimated   at
                                       $18,000, will be borne by the Company.

Use of Proceeds -                      The  Company   will  not
                                       receive any proceeds from the sale of the
                                       securities.   The  Company  will  receive
                                       $152,000,     assuming     the    Selling
                                       Shareholders elect to exercise all of their options.

                                  RISK FACTORS

                  Purchase of the securities offered hereby involves a high degree of risk and prospective purchasers should consider the following Risk Factors as well as the other information contained in this Prospectus and the exhibits attached to the Registration Statement as well as Exhibits incorporated by reference herein.

Competition


                  In July 1996, the Company acquired all of the outstanding stock of Journeycraft and TheraCom. These businesses have significantly expanded the Company's operations. However, the various products and services offered by these subsidiaries and divisions face intense competition. The following is a discussion of the competitive factors that each division or subsidiary presently faces.


                  The Water-Jel division manufactures and markets a line of first aid products for burns and a line of generic creams and ointments. There are other companies, such as Spenco Medical Corporation, C.R. Bard, Inc. and Johnson & Johnson, which manufacture similar first aid products for burns. These companies have been established for a longer period of time, are better established and have financial resources and facilities which are greater than the division's. While some segments of the burn first aid market are dominated by large manufacturers, other segments of the market are characterized by intense competition among smaller manufacturers such as Water-Jel.

                  The X-ceed Performance Group division, which offers performance improvement and motivational programs to corporate clients, is faced with intense competition from several well-established companies, such as Maritz Inc., Carlson Marketing Group, Inc. and B.I. Performance Group, Inc. These companies are well established and have greater name recognition than X-ceed Performance Group. Likewise, they generate revenues far in excess of X-ceed Performance Group's. They also have a much broader customer base. In addition, X-ceed Performance Group competes with numerous smaller consultants and likewise has to compete with corporations' in-house staff who devise performance improvement and motivational programs. Only recently, X-ceed

Performance Group introduced "Maestro," a proprietary Inter- and Intranet software program to be used in conjunction with X-ceed Performance Group's performance programs. While the Company believes this software is unique, competitors could introduce their own software programs to monitor performance improvement programs and compete for business.

                  The Journeycorp division, which provides comprehensive travel services for business travel, faces intense competition, since there are more than 30,000 travel agents in the United States which are capable of providing business travel services. Journeycorp must also compete with in-house travel departments and those airlines which require direct booking with the airline.

                  The TheraCom subsidiary, which provides integrated training, communications and data to the healthcare industry, competes with many consultants who provide similar services to the healthcare industry. TheraCom competes on the basis of price and quality of its services. To date, TheraCom has only one significant customer, Pfizer, Inc. TheraCom is attempting to broaden its client base, and no assurances can be made that it will be able to effectively compete.

Market and Technological Change


                  Several of the markets in which the Company's products and services are undergoing technological advances and other changes. In particular, and because the airlines have lowered the commissions they are willing to pay travel agents, the corporate travel business is changing from commission to fee-based services in which corporate travel service providers such as Journeycorp are paid fixed fees by their clients in lieu of commissions based upon the volume of travel services purchased. These developments have tended to reduce the revenues available to travel service providers such as Journeycorp. Also, the corporate travel business is experiencing technological changes such as "ticketless" air travel and Internet-based reservation systems which tends to reduce the need for outside travel agents. These changes are further accelerating the trend for travel service businesses to act as consultants working for fixed fees rather than commission-based booking agencies. With respect to the X-ceed Performance Group division, a significant amount of X-ceed Performance Group's business is based upon the development of innovative technologies for delivering incentive programs using the Internet. The Internet is characterized by rapid technological advances which may render X-ceed Performance Group's technologies out-of-date or obsolete. There is no assurance that X-ceed Performance Group will be in a position to adapt to such technological advances and market changes.


Dependence on Few Customers


                  At the present time, almost all of TheraCom's services are supplied to one customer, Pfizer, Inc. ("Pfizer"). Of the revenues from X-ceed Performance Group's business, for the fiscal year ended August 31, 1997, 66% was derived from two clients, Pfizer and MCI Communications, Inc., which represent 35% of revenues and 31% of X-ceed Performance Group's revenues, respectively. The loss of either of these clients or a reduction in the amount of business generated from these two clients could materially adversely affect the Company's future business and prospects.

No Contracts with Customers

                  Generally, the Company does not have any written agreements with its customers, or such agreements are terminable at will upon relatively short notice. Unexpected or other termination of relations with significant customers could adversely affect the Company's business and prospects. See "Competition" and "Dependence on Few Customers."


Fluctuations in Revenues

                  For the six months ended February 28, 1998 ("Fiscal 1998"), the Company's revenues declined by approximately $5,600,000 as compared with the revenues for the six-month period ended February 28, 1997 ("Fiscal 1997"). A major portions of this decline was due to a refinement of revenue recognition by the TheraCom subsidiary. In 1997, the Company's TheraCom division, which provides integrated training, communication and data to the health care industry, refined its method of revenue recognition. Previously, the division recognized the revenues generated from its calendar year programs at the end of the program. In 1997, based upon its improved accounting information systems and controls, it was determined that the division recognize revenue and costs on certain calendar year programs ratably as certain performance criteria occurred. Revenues recorded by TheraCom approximated $4,187,000 and $5,717,000 for the six months ended February 28, 1998 and 1997, respectively. The decline in the Company's revenues for the six months ended February 28, 1997 was also due in part to the types of award programs required by the clients of the X-ceed Performance Group division. Because that division is primarily dependent on business from two major clients, any curtailment or change in the award programs can result in material fluctuations during quarterly periods. Investors should therefore be cautioned that because of the dependence on a limited number of clients, the Company may experience fluctuating revenues and earnings in varying periods.


Market Acceptance for Company's Products and Services

                  The Company believes that its ability to market its products and services requires educating potential users as to their benefits and applications. This is particularly true for the Internet technologies developed by X-ceed Performance Group and the first aid product line for burns manufactured by the Water-Jel division. No assurance can be given that the Company will be able to successfully increase the market for its products and services.

Possible Need for Additional Financing

                  While the Company has sufficient capital resources to conduct its current activities, it may require additional financing in order to expand its current operations. There are no definitive plans or arrangements in effect currently to obtain such additional funds, which could consist of additional borrowing or the issuance of equity securities either in a public offering or through a private placement. The timing and amount of any additional financing that is required to continue the development and marketing of the Company's services and products and for other purposes will depend on the ability of the Company to improve its operating results and other factors. There can be no assurance that any additional financing will be available to the Company on terms acceptable to the Company or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

Limited Patents and Proprietary Information


                  The X-ceed Performance Group division has developed a proprietary software, "Maestro," which is designed to enable clients to trace the progress of sales promotion programs and other types of award programs over the Internet. The clients who elect to utilize Maestro do not receive the software, but rather are only granted a license to utilize the software, which is at all times maintained at the Company's offices. The clients feed information to the "Maestro" program over the Internet by using a sign-on identification and password. The clients can thereafter gain access with the proper password to Maestro to enable them to evaluate the progress of their awards program. The Company does not presently hold a copyright to the Maestro software but intends to apply with the US Patent and Trademark office for protection as well as a trademark on the name "Maestro." The actual software is retained under stringent controls at the Company's offices and only four people within the Company and under confidentiality agreements have access to the software and code. Should the Company's Maestro software and other proprietary technology be disclosed publicly, the business and prospects of the X-ceed Performance Group could be adversely affected. Likewise, and if there was public disclosure of the software and codes, the Company at the present time may have no or very limited legal recourse, unless the Company could demonstrate that the codes and software were illegally converted or taken or that the clients violated their licence agreements with the Company.

                  The design of Water-Jel's Fire Blanket products was protected by United States and foreign patents which were assigned to the Company in 1979 and 1985. The United States patent which protected a substantial portion of the Company's technology expired in 1992. New competitors may now enter the Company's markets. The Company may be materially and adversely affected if the Company should fail to establish a secure market base before the entrance of significant new competitors now that the original United States patent has expired. See "Competition." Further, in January 1995, Water-Jel was granted a patent for a synthetic fabric containing a therapeutic, non-toxic, water-soluble and bio-degradable gel used in the Company's Burn Dressing product line. This patent expires in April 2014. However, no assurance can be given that this patent will prove enforceable or prevent others from marketing products similar to, or which perform comparable functions as, the Company's products at the current time, the Water-Jel burn dressing products covered by this patent account for approximately thirty percent (30%) of Water-Jel's revenues.

Year 2000 Compliance

                  The Company has taken remedial steps to ensure that its computer systems are compliant with the Year 2000 ("Y2K"). In this regard, the X-ceed Performance Group has purchased for internal operations new personal computers (PCs) which have been tested by the National Software Testing Laboratories (NSTL) and have been certified as Y2K compliant. With respect to client support, the division has upgraded its software at no extra cost and is compliant with Y2K. With respect to the Company's internal software affecting accounting systems and telecommunications, the Company estimates that it will be required to purchase additional equipment for $15,000 in order to achieve Y2K compliance in this area. With respect to the Journeycorp division reservation systems, the division utilizes PC hardware provided by the Sabre Group, the American Airlines reservations system. American Airlines has given the Company assurances that their reservations system will be Y2K compliant. Since airline reservations can be made within a year before the actual flight, American Airlines has until December 31, 1999 to achieve Y2K compliance. In the event American Airlines fails to achieve compliance in a timely manner, this could result in material adverse consequences to Journeycorp's operations and would affect its ability to provide reservations and ticketing for its clients.


Government Regulation

                  Water-Jel's emergency first aid products and manufacturing practices are subject to regulation by the Food and Drug Administration ("FDA") as well as by similar foreign authorities. The Water-Jel Fire Blanket and Burn Dressing are medical devices subject to regulation by the FDA. The Company's generic creams and ointment, Burn Jel and UnBurn line are classified as over-the-counter drugs. FDA requirements include adherence to good manufacturing practices, proper labeling, and either premarket notification under section 510(k) of the Medical Device Amendments to the Federal Food, Drug and Cosmetics Act or premarket approval (depending on the category of product) prior to commercial marketing in the United States. The Company is also subject to periodic inspections by the FDA relating to good manufacturing practices. The FDA has the authority to require a suspension of manufacturing operations if it finds serious deficiencies. Additional regulation may, in the future, be imposed by Federal, state or local authorities, particularly the FDA. Any new products will also be subject to review of various regulatory authorities in virtually every foreign country in which such products are offered for sale. To the extent that any new products which Water-Jel may develop are deemed to be new pharmaceutical or new medical devices, such products will require FDA and other regulatory clearance and/or approvals prior to marketing. Such governmental regulation may prevent or substantially delay the marketing of any products developed by Water-Jel, cause Water-Jel to undertake costly procedures, and furnish a competitive advantage to the more substantially capitalized companies which compete with Water-Jel. There can assurance that the Company will have the requisite financial resources to complete the regulatory approval process with respect to any new products which may be developed.

Product Liability


                  To date, there have been no material claims on threatened claims against the Company by users of its products, particularly the Water-Jel products, based on a failure to perform as specified. In the event that any claims for substantial amounts were to be asserted against the Company, they could have a materially adverse effect on the Company's financial condition and its ability to distribute its products. The Company maintains $11,000,000 of general product liability insurance. There is no assurance that this amount will be sufficient to cover potential claims or that the present amount of insurance can be maintained at the present level of cost.

Dependence on Management

                  The Company is significantly dependent upon the continued availability of Werner Haase, its Chairman and CEO while Mr. Haase is under an employment agreement with the Company which terminates in May 2001. The loss or unavailability of Mr. Haase to the Company for an extended period of time would have a material adverse effect on the Company's business operations and prospects. To the extent that Mr. Haase's services would be unavailable to the Company for any reason, the Company would be required to procure other personnel to manage and operate the Company. There can be no assurance that the Company would be able to locate or employ such qualified personnel on acceptable terms. The Company has "key man" life insurance on Mr. Haase's life in the amount of $2 million.

Control

                  Werner Haase, the Chairman and CEO of the Company, and his wife Nurit Kahane, who is a Senior Vice President of the Company, own 2,281,875 shares of the Company's Common Stock, representing approximately 28% of the total shares outstanding. Mr. Haase also holds options exercisable to purchase an additional 243,750 shares of Common Stock. Under Delaware law, a simple majority of stockholders may constitute a quorum for a meeting of stockholders and may effect any action requiring a vote of stockholders. There are no requirements for supermajority votes on any matter, nor is there any cumulative voting for directors. Therefore, Mr. Haase will be in a position to substantially influence the election of directors and the conduct of the Company's affairs.

Maintenance Criteria for NASDAQ Securities;  Penny Stock Rules


                  The Company's Common Stock is currently quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the SmallCap Market. To maintain its listing on the NASDAQ SmallCap Market, the Company must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and have total assets of at least $2,000,000, total stockholders' equity of at least $1,000,000, a public float of at least 100,000 shares with a market value of at least $1,000,000, at least 300 holders, a minimum bid price of $1.00 per share and at least two market makers. In addition, NASDAQ has proposed increasing the requirements for maintaining a NASDAQ SmallCap listing to require either: (1) net tangible assets of at least $2,000,000 or $1,000,000, (2) a market capitalization of $35,000,000 or (3) net income in at least two of the last three years of $500,000 and a public float of at least 500,000 shares with a market value of at least $1,000,000. The Company currently meets all the proposed requirements for maintenance of its listing on the NASDAQ SmallCap Market. There can be no assurance that the Company in the future will be able to meet the requirements for continued listing on the NASDAQ SmallCap Market with respect to the Common Stock. If the Company's securities fail to maintain NASDAQ SmallCap Market listing, the market value of the Common Stock likely would decline and purchasers likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.


                  In addition, if the Company fails the maintain NASDAQ SmallCap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange

Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in transactions, thereby making it more difficult for purchasers in this Offering to dispose of their shares.

Future Sales of Common Stock

                  As of the fiscal year ended August 31, 1997, there were 7,043,180 shares of Common Stock outstanding. Just before the expiration date of the Class A Warrants, April 30, 1998, holders thereof elected to exercise their Warrants. The Company has been advised by the Warrant Agent that 1,375,575 Class A Warrants were exercised just prior to expiration. As of the current time, there are now 8,544,127 shares of the Common Stock outstanding. Approximately 2,560,625 of the outstanding shares are deemed to be "restricted securities" ("Restricted Securities") within the meaning of Rule 144 promulgated under the Securities Act of 1933 (the "Act") by virtue of the fact that they are held by "affiliates" of the Company. All of the Restricted Securities are currently eligible for public sale in accordance with Rule 144. The remaining 5,983,502 shares are freely tradable without restrictions or further registration under the Act. Sales made pursuant to Rule 144 could have an adverse effect on the price of the Common Stock.

No Dividends

                  The Company has not paid any cash dividends upon its Common Stock since its inception and, by reason if its present financial status and its contemplated financial requirements, does not anticipate paying any cash dividends in the foreseeable future. It is anticipated that earnings, if any, which may be generated from operations will be used to finance the operations of the Company.

                                 USE OF PROCEEDS

                  Assuming the Selling Shareholders exercise all of their options, the total proceeds to the Company would amount to $152,000. Expenses of the registration, including legal fees, accounting fees, Blue Sky fees and miscellaneous expenses are estimated at $18,000, which would leave net proceeds to the Company from the exercise of the options of $134,000. Any net proceeds will be added to the working capital of the Company.

                              SELLING SHAREHOLDERS

                  The 100,000 shares of Common Stock being offered hereby are held by three selling shareholders. A Selling Shareholder listed below may choose not to sell all of the shares of Common Stock owned by such Selling Shareholder in this offering. The chart below sets forth the number of shares to be offered for sale by each such Selling Shareholder, which information was furnished to the Company by each such Selling Shareholder. The chart also sets forth the amount and percentage of Common Stock to be owned by each after completion of the offering, assuming the sale of all such shares owned by such Selling Shareholder. Unless otherwise indicated, none of the Selling Shareholders listed has held any position with the Company in the last three years. The Selling Shareholders have not entered into any arrangements regarding the sale of their shares and have informed the Company that any shares sold would be sold in normal brokerage transactions.

                        Securities Owned    Securities       Securities to Be
Name                     before Offering    To Be Sold     Owned after Offering
----                     ---------------    ----------     --------------------
Robert Daniels (1)          70,000 (2)        70,000              -0-
Gerald J. Resnick (3)       10,000 (2)        10,000              -0-
Neil H. Deutsch (3)         20,000 (2)        20,000              -0-
--------------

         (1) Mr. Daniels was employed by the Company as an Executive Vice President in charge of Sales and Marketing. He left the Company on June 2, 1995. In connection with the settlement of litigation involving a claim by the Company that Mr. Daniels violated an anti-competition agreement and a counter-claim by Mr. Daniels against the Company, the Company agreed to settle all claims for the sum of $75,000 and the reinstatement and registration of 100,000 options previously granted to Mr. Daniels. Mr. Daniels, with the consent of the Company, assigned 30,000 options to the attorneys who represented him, the other Selling Shareholders, as payment of legal fees. All of the options are exercisable at $1.52 per share. A settlement agreement was entered into on June 11, 1998, at which time the closing price of the Company's Common stock as reported on the NASDAQ SmallCap Market was $4.25.


         (2) The above figures represent options granted to the Selling Shareholders.

         (3) These Selling Shareholders are the attorneys who represented Mr. Daniels in connection with the litigation referred to in footnote 1 above and accepted an assignment of options from Mr. Daniels in payment of their legal fees.

                              PLAN OF DISTRIBUTION

                  The shares are being offered for the respective accounts of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of securities. The Company will, however, receive the exercise price of $1.52 per share as set forth in the options for those options exercised by the Selling Shareholders.

                  The sale for the  shares by the  Selling  Shareholders  may be effected from time to time in transactions on the NASDAQ SmallCap Market, at fixed prices or negotiated prices relating to the then prevailing market price. The Selling Shareholders may effect such transaction by selling the Securities to or through registered broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and for the purchases of the Securities for which such broker-dealers may act as agent or to whom they may sell as principal or both.

                  The Selling Shareholders and any broker-dealers who act in connection with the Sale of the securities hereunder may be deemed to be "underwriters" within the meaning of Section 2 (11) or the Securities Act and any commissions received by them and any profit received by them on any sale of the Securities as principal might be deemed to represent underwriting discounts or commissions under the Securities Act.

                                  LEGAL MATTERS

                  Certain legal matters in connection with this offering are being passed upon for the Company by McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York 10016.

                                     EXPERTS

                  The financial statements of X-ceed, Inc. for the fiscal year ended August 31, 1997, incorporated by reference from the Company's annual reports on Form 10-KSB, have been examined by Holtz Rubenstein & Co. LLP, independent certified public accountants, as stated in their report, and are included in reliance upon the report of such firm and upon their authority as experts on accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                  The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof. The Commission file number for documents which are incorporated by reference is 0-13049.


                  1. The Company's latest Annual Reports on Form 10-KSB for the fiscal years ended August 31, 1996 and August 31, 1997 filed pursuant to Section 13(a) of the Exchange Act which contain financial statements for the Company's latest fiscal year (August 31, 1997) for which a Form 10-KSB was required to have been filed and for the Company's fiscal year ended August 31, 1996.

                  2. The Company's quarterly reports on Form 10-Q for the three months ended November 30, 1997, for the three and six months ended February 28, 1998 and for the three and nine months ended May 31, 1998.

                  3. The Company's Current Report on Form 8-K dated May 7, 1998 and amendments thereto.


                  4. The section entitled "Description of Securities" in the Company's Registration Statement on Form S-1 (Registration No. 33-23910) declared effective on October 31, 1988.

                  In addition,  all documents  filed by the Company  pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement modified in a document incorporated by reference herein shall be deemed to be contained herein or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                  A copy of the documents incorporated by reference in this Prospectus (not including exhibits to the incorporated documents unless the documents specifically incorporate the exhibits by reference) will be furnished without charge to each person, including any beneficial owner to whom this prospectus is delivered, on the written or oral request of such person. All such requests should be addressed to: Alex Alaminos, Investor Relations, Water-Jel Technologies, 243 Veterans Blvd., Carlstadt, NJ 07072.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                  The Company's Certificate of Incorporation permits the Company to indemnify directors, officers, employees and agents to the fullest extent permissible under the Delaware General Corporation Law.

                  Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

------------------------------------------   -----------------------------------


No dealer,  salesman  or any other  person
has   been    authorized   to   give   any
information or to make any representations
other   than  those   contained   in  this
Prospectus   in   connection   with   this
offering  and,  if  given  or  made,  such
information or representations must not be
relied upon as having been  authorized  by
the  Company  or  the  Underwriters.  This
Prospectus does not constitute an offer to
sell, or the  solicitation  of an offer to
buy, any of the securities  offered hereby
in any  jurisdiction to any person to whom              100,000 Shares
it is  unlawful  to  make  such  offer  or              of Common Stock
solicitation in such jurisdiction. Neither             ($.01 Par Value)
the  delivery of this  Prospectus  nor any
sale  made  hereunder  shall,   under  any
circumstances, create any implication that
the   information   contained   herein  is
correct as of any time  subsequent  to the                X-ceed, Inc.
date hereof or that there has been no change in the affairs of the Company since such date.

       --------------------------

          TABLE OF CONTENTS


                                     PAGE
AVAILABLE INFORMATION....................3        __________________________
FORWARD-LOOKING STATEMENTS...............4
PROSPECTUS SUMMARY.......................4                PROSPECTUS
SELECTED FINANCIAL DATA..................6        __________________________
THE OFFERING.............................7
RISK FACTORS.............................7
USE OF PROCEEDS.........................13
SELLING SHAREHOLDERS....................13
PLAN OF DISTRIBUTION....................14
LEGAL MATTERS...........................15
EXPERTS.................................15
INCORPORATION OF CERTAIN INFORMATION
     BY REFERENCE.......................15
DISCLOSURE OF COMMISSION POSITION ON
     INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES........................16




       --------------------------
Until ________________,  1998, all dealers
effecting transactions in these registered
securities,  whether or not  participating
in this  distribution,  may be required to
deliver a Prospectus.  This is in addition                August ____, 1998
to the obligation of dealers to deliver a Prospectus when acting as Underwriters.


------------------------------------------   -----------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

                  The expenses in connection with the issuance and distribution of the securities being registered hereunder are estimate as follows:

                  Blue Sky qualification fees and expenses..............$  2,000
                  Legal fees and expenses..................................8,500
                  Accountant's fees and expenses...........................6,000
                  Miscellaneous........................................    1,500
                  Total                                                  $18,000

ITEM 15.  Indemnification of Directors and Officers

                  Pursuant to Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), Article 7 of the Company's Certificate of Incorporation, a copy of which is filed as Exhibit 3(c) to this Registration Statement, provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify. Section 145 of the Delaware Corporation Law permits the Company to indemnify any person in connection with the defense or settlement of any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner that he reasonably believes to be in or not opposed to the best interests of the Company, and, with respect to any criminal action of proceeding, if he had no reasonable cause to believe that his conduct was unlawful. It the legal proceeding, however, is by or in the right of the Company, the director or officer may be indemnified by the Company against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines otherwise.

                  Pursuant to Section 102(b)(7) of the Delaware Corporation Law,
Article 7 of the Certificate of Incorporation of the Company, a copy of which is filed as Exhibit 3(c) to this Registration Statement, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for breach of his duty of loyalty to the Company or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The aforesaid provision also eliminates the liability of any stockholder for managerial acts or omissions, pursuant to Section 350 of the Delaware Corporation Law or any other provision of Delaware law, to the same extent that such liability is limited for a director.

                  The  Company  maintains   directors  and  officers   liability
insurance.

ITEM 16.  Exhibits

         (3)(c)       Certificate of Incorporation of X-ceed, Inc.(1)
         (4)(a)       Form of Common Stock (2)
         (5)          Opinion of McLaughlin & Stern, LLP*
         (23)(a)      Consent of Holtz Rubenstein & Co. LLP*
         (23)(b)      Consent of McLaughlin & Stern, LLP (included in Exhibit 5)
--------------
         *     Filed herewith.
         (1) Incorporated by reference from the Company's Current Report on Form 8-K filed with the Commission on February 27, 1998.
         (2) Incorporated by reference from the Company's Registration Statement on Form S-18 filed with the Commission on April 12, 1984, Commission File No. 2-90512-NY.

ITEM 17.  Undertakings

                  The undersigned Company hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a) of the Act and (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represents a fundamental change in the information in the Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that if the information required to be included in a post-effective amendment is included in periodic reports filed or furnished to the Commission by the Company pursuant to section 13 or Section 15(d) of the Exchange Act, then the Company shall not be required to file a post-effective amendment.


                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                  (5) In the event acceleration is requested by the Company and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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



                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant, X-ceed, Inc., has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 11, 1998.


                                     X-CEED, INC.

                                     By: /s/ Werner G. Haase
                                         Werner G. Haase
                                         Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Werner G. Haase his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                             Title                     Date
/s/ Werner G. Haase                             Chief Executive          8/11/98
Werner G. Haase                                 Officer, Principal

/s/ Norman Doctoroff,                           Director                 8/11/98
    by Werner G. Haase, attorney-in-fact
Norman Doctoroff

/s/ John Bermingham                             Director                 8/11/98
    by Werner G. Haase, attorney-in-fact
John Bermingham


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